Exhibit 99.1

VAIL RESORTS, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

Vail Resorts Contacts:

Media Relations: Angela Berardino, (720) 945-2493, aberardino@vailresorts.com

Investor Relations: Jeff Jones, CFO, (970) 845-2552, jwjones@vailresorts.com

VAIL RESORTS CLOSES ON SALE OF THE SNAKE RIVER LODGE & SPA

  Sale price of $32.5 million
  RockResorts will receive a recurring management fee and continue to manage the hotel under a 15-year agreement

VAIL, Colo. - January 19, 2006 - Vail Resorts, Inc. (NYSE: MTN) announced today that one of its subsidiaries closed its transaction to sell the Snake River Lodge & Spa, located in Jackson Hole, Wyo., for $32.5 million to an investment group led by Lodging Capital Partners, a private, Chicago-based hospitality investment firm ("LCP"). The transaction price equates to a valuation of approximately $369,300 per hotel key. The Company estimates that the sale will generate an estimated $4.6 million pre-tax gain from sale of business, which will be recorded in the second quarter of fiscal 2006. The hotel will retain its current name, will continue to be branded a RockResort, and will continue to be managed by RockResorts, a wholly-owned subsidiary of Vail Resorts, under a 15-year management contract with LCP.

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development, and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer websites are www.snow.com and www.rockresorts.com.

Statements in this press release, other than statements of historical information, are forward- looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including adverse changes in the hotel markets. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Investors are also directed to other risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2005 and other documents filed by the Company with the Securities and Exchange Commission.

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